EXHIBIT 15.3

July 25, 2011

Board of Directors

TAL Education Group

17/F, Hesheng Building

32 Zhongguancun Avenue, Haidian District

Beijing, 100080, People’s Republic of China

Subject:	WRITTEN CONSENT OF AMERICAN APPRAISAL CHINA LIMITED

We hereby consent to the references to our name and to references to our valuation methodologies, assumptions and conclusions associated with such reports, in the annual reports on Form 20-F of TAL Education Group (“the Company”) and any amendments thereto filed or to be filed with the U.S. Securities and Exchange Commission. We further consent to the filing of this letter as an exhibit to the annual report on Form 20-F for the year ended February 28, 2011. We also hereby consent to the incorporation by reference of such references and our consent in the Registration Statement No. 333-172178 on Form S-8 of TAL Education Group.

In reaching our valuation conclusions, we relied on the accuracy and completeness of the financial statements and other data provided by TAL Education Group and its representatives. We did not audit or independently verify such financial statements or other data and take no responsibility for the accuracy of such information. The Company determined the fair values and our valuation reports were used to assist in reaching its determinations.

In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder (the “Act”), nor do we admit that we are Statements within the meaning of the term

Yours faithfully,

AMERICAN APPRAISAL CHINA LIMITED

Valuation / Transaction Consulting / Real Estate Advisory / Fixed Asset Management